AMENDMENT NO. 1 TO

SCHEDULE A

DELAWARE GROUP EQUITY FUNDS V

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF JUNE 30, 2016

Delaware Small Cap Core Fund
Delaware Small Cap Value Fund
Delaware Wealth Builder Fund (formerly, Delaware Dividend Income Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY

DELAWARE GROUP EQUITY FUNDS V for its series set forth in this Schedule A

By: /s/ Michael F. Capuzzi

By: /s/ Shawn K. Lytle
Name: Michael F. Capuzzi

Name: Shawn K. Lytle
Title: Senior Vice President

Title: President and Chief Executive Officer

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